EXHIBIT 99.1


COMPANY PRESS RELEASE

                     GUM TECH COMPLETES $6 MILLION FINANCING
                          WITH CITADEL INVESTMENT GROUP

PHOENIX, June 2/PRNewswire/ -- Gum Tech International, Inc. (Nasdaq: GUMM - news) announced today that it has completed a financing arrangement with Citadel Investment Group for $6 million in combined debt and preferred equity. The company plans to use the proceeds to support its Gel Tech LLC joint venture, to continue its development work on a nicotine gum, and as working capital for its gum manufacturing operations. Pursuant to this financing, Gum Tech issued $4 million in 8% Senior Secured Redeemable Notes and $2 million in Series A Preferred Stock.

William Hemelt, Gum Tech's Chief Financial Officer, said, "We believe that this financing with Citadel results in as little dilution as possible to our current shareholders while at the same time providing the company with the resources necessary to move the Gel Tech and nicotine gum projects to the next stage."

According to Hemelt, "This arrangement allows us to repay the financing with cash from future profits, or common stock, whichever is in the best interests of shareholders in the future."

Gary Kehoe, Gum Tech's President, said, "We are very pleased to establish this relationship with Citadel. The company has come a long way in the last year and a half. This financing will enable us to accelerate our progress on a number of important projects, including our gel technology and continuing to make Gum Tech the leader in the development and manufacture of functional chewing gums."

InterContinental Capital served as a facilitator in the transaction with Citadel Investment Group.

Gum Tech develops, manufactures, and distributes specialty chewing gum products designed to provide health benefits to consumers. The company partners with major food, pharmaceutical, or marketing companies to develop and manufacture gum products under contract manufacturing agreements and supports its own line of branded gums. Gum Tech operates one of the most advanced chewing gum manufacturing plants in the U.S. and is the only stainless steel gum manufacturing facility registered with the Food and Drug Administration to manufacture gum with over-the counter drug products.

     o Gum Tech is located at 246 East Watkins Street, Phoenix, Arizona 85004.
     o (Nasdaq: GUMM - news)
     o E-Mail: brown@gum-tech.com

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Gum Tech Forward-Looking Statement:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's anticipated growth in business and future results of operations. These forward-looking statements are based on the company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the company's expectations include less than anticipated demand for the company's chewing gum products, lack of market acceptance for or uncertainties concerning the efficacy of ZICAM, a decrease in the level of reorders from existing customers, financial difficulties encountered by one or more of the company's principal customers, difficulties in obtaining additional capital for marketing, research and development, and other expenses, the possibility of material charges incurred as a result of prior activities, aggressive pricing and marketing efforts by rival gum manufacturers, unavailability of third-party material products at reasonable prices, inventory obsolescence due to shifts in market demand, and material litigation involving product liabilities and consumers issues.